Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) of BioScrip, Inc. pertaining to the Restricted Stock Grant Agreements, Stock Option Agreements, and BioScrip, Inc. 2008 Equity Incentive Plan and to the incorporation by reference therein of our reports dated March 6, 2008, with respect to the consolidated financial statements and schedule of BioScrip, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of BioScrip, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 15, 2008